                                                                      Exhibit 12

                           INTERNATIONAL PAPER COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (Dollar amounts in millions)
                                   (Unaudited)

                                                                                                       Six Months Ended
                                                    For the Years Ended December 31,                       June 30,
                                        ----------------------------------------------------------  ----------------------
                    TITLE                 1997        1998        1999        2000        2001        2001        2002
                                        ----------  ---------- ----------- ----------- -----------  ---------- -----------
A) Earnings (loss) before income taxes,
      minority interest, extraordinary
      items and accounting change         $ 143.0    $  429.0    $  448.0    $  723.0   $(1,265.0)    $(345.0)    $ 375.0

B) Minority interest expense,
      net of taxes                         (140.0)      (87.0)     (163.0)     (238.0)     (147.0)      (79.0)      (62.0)

C) Fixed charges excluding
      capitalized interest                  826.6       866.7       820.9     1,151.5     1,256.0       652.9       556.0

D) Amortization of previously
      capitalized interest                   37.0        38.8        17.0        23.5        31.8        14.4        22.5

E) Equity in undistributed
      earnings of affiliates                (40.4)       23.7       (41.6)        5.6        13.5         8.7         5.5
                                        ----------  ---------- ----------- ----------- -----------  ---------- -----------

F) Earnings (loss) before income taxes,
      extraordinary items, accounting
      change and fixed charges            $ 826.2    $1,271.2    $1,081.3    $1,665.6   $  (110.7)    $ 252.0     $ 897.0
                                        ==========  ========== =========== =========== ===========  ========== ===========

   Fixed Charges

G) Interest and amortization of debt
      expense                             $ 720.0    $  716.9    $  611.5    $  938.1   $ 1,050.3     $ 546.6     $ 455.5

H) Interest factor attributable to rentals   83.0        80.7        76.3        72.8        76.7        38.5        42.8

I) Preferred dividends of subsidiaries       23.6        69.1       133.1       140.6       129.0        67.8        57.7

J) Capitalized interest                      71.6        53.4        29.3        25.2        13.2         6.6         4.5
                                        ----------  ---------- ----------- ----------- -----------  ---------- -----------

K) Total fixed charges                    $ 898.2    $  920.1    $  850.2    $1,176.7   $ 1,269.2     $ 659.5     $ 560.5
                                        ==========  ========== =========== =========== ===========  ========== ===========

L) Ratio of earnings to fixed charges                    1.38        1.27        1.42                                1.60
                                                    ========== =========== ===========                         ===========

M) Deficiency in earnings necessary
      to cover fixed charges              $ (72.0)                                      $(1,379.9)    $(407.5)
                                        ==========                                     ===========  ==========